Exhibit 99.1

Contact: Sandy Colony | Senior Vice President, Corporate Communications | Insight Communications | 917.286.2300

FOR IMMEDIATE RELEASE

INSIGHT COMMUNICATIONS ANNOUNCES SECOND QUARTER 2005 RESULTS

NEW YORK – July 29, 2005 – Insight Communications Company (NASDAQ:ICCI) today announced financial results for the quarter ended June 30, 2005. Additionally, in a separate press release today, the company announced that it and Insight Acquisition Corp. have entered into a definitive merger agreement providing for Insight Acquisition Corp. to acquire all of the publicly held shares of Insight Communications.

Second Quarter Highlights

Revenue of $279.3 million, an increase of 11% over Q2 2004

•	Operating Income before Depreciation and Amortization* of $122.4 million, an increase of 15% over Q2 2004

•	Capital expenditures of $54.8 million

•	Free Cash Flow* of $12.4 million

•	Total Customer Relationships of 1,315,400, compared to 1,324,800 for Q2 2004

•	Total RGUs of 2,182,800, an increase of 7% from Q2 2004, comprised of:

•	High-speed Internet customer net gain of 23,500, an increase of 48% over Q2 2004 net additions. Total HSI customers at quarter end were 391,300, a penetration of 17% of HSI homes passed

•	Basic customer net loss of 14,200, resulting in 1,257,200 basic customers at quarter end

•	Digital customer net gain of 1,800, increasing digital customers to 460,800 at quarter end. Digital penetration was 38% of the company’s Digital Universe.

•	Telephone customer net gain of 4,900, bringing total telephone customers to 73,500 at quarter end and penetration to 10% of marketable homes passed

•	As of June 30, 2005, 97% of the company’s customers were passed by two-way, 750 MHz or higher capacity upgraded network.

Operating Results for the Three Months Ended June 30, 2005 Compared to Three Months Ended June 30, 2004

Revenue for the three months ended June 30, 2005 totaled $279.3 million, an increase of 11% over the prior year, due primarily to customer gains in high-speed Internet and digital services, as well as basic rate increases. High-speed Internet service revenue increased 49% over the prior year, which is mainly attributable to an increased customer base. Insight added a net 23,500 high-speed Internet customers during the quarter to end at 391,300 customers. In addition, digital service revenue increased 13% over the prior year, primarily due to an increased customer base. Insight added a net 1,800 digital customers during the quarter to end at 460,800 customers.

*	See explanation of these Non-GAAP measures below.

Basic cable service revenue increased 3%, due to basic rate increases partially offset by customer losses. Historically, the company has experienced a seasonal decline in basic customers during the second quarter, primarily as a result of students leaving the university communities served by Insight at the end of the school year. Compounding this loss were continued competitive pressures by DBS service providers, including the continuing effects of earlier “local-to-local” launches and bundled offers with DSL providers. To reverse this trend, Insight is increasing its customer retention efforts by emphasizing bundling, enhancing and differentiating its video services and providing video-on-demand, high definition television and digital video recorders. The company is also continuing to focus on improving customer service through quicker response times, increased education of product offerings and increased spending on marketing and sales efforts.

Revenue by service offering was as follows for the three months ended June 30 (dollars in thousands):

	Revenue by Service Offering
	Three Months Ended June 30, 2005	% of Total Revenue	Three Months Ended June 30, 2004	% of Total Revenue	% Change in Revenue
Basic	$150,071	53.7%	$145,446	58.0%	3.2%
High-Speed Internet	46,318	16.6%	31,095	12.4%	49.0%
Digital	27,838	10.0%	24,679	9.9%	12.8%
Advertising	19,749	7.1%	16,883	6.8%	17.0%
Premium	13,746	4.9%	14,612	5.8%	(5.9)%
Telephone	8,387	3.0%	3,802	1.5%	120.6%
Franchise fees	7,782	2.8%	7,264	2.9%	7.1%
Other	5,420	1.9%	6,857	2.7%	(21.0)%

Total	$279,311	100.0%	$250,638	100.0%	11.4%

Total Customer Relationships were 1,315,400 as of June 30, 2005, compared to 1,324,800 as of June 30, 2004. Total Customer Relationships represent the number of customers who receive one or more of Insight’s products (i.e., basic cable, high-speed Internet or telephone) without regard to which product they purchase. Revenue Generating

Units (“RGUs”), which represent the sum of basic, digital, high-speed Internet and telephone customers, as of June 30, 2005, increased 7% as compared to June 30, 2004. RGUs by category were as follows (in thousands):

	June 30, 2005	June 30, 2004
Basic	1,257.2	1,282.4
Digital	460.8	418.2
High-speed Internet	391.3	273.9
Telephone	73.5	61.6

Total RGUs	2,182.8	2,036.1

Average monthly revenue per basic customer was $73.64 for the three months ended June 30, 2005, compared to $64.76 for the three months ended June 30, 2004. This primarily reflects the continued growth of high-speed Internet and digital product offerings in all markets, as well as basic rate increases. In addition, telephone revenues for the three months ended June 30, 2005, reflect service revenues earned from customers, compared to the three months ended June 30, 2004, which reflected revenues billed to Comcast under a previous contractual arrangement that was terminated effective December 31, 2004. Also included in telephone revenue for the three months ended June 30, 2005, is the continued amortization of installation revenue under the previous arrangement with Comcast in the amount of $834,000.

Programming and other operating costs increased $4.5 million, or 5%. Total programming costs for Insight’s video products decreased for the three months ended June 30, 2005 from the three months ended June 30, 2004. Annual programming rate increases were more than offset by the favorable resolution of contract pricing negotiations that were accrued at a higher rate than the amount actually paid. Other operating costs increased primarily as a result of increases in technical salaries for new and existing employees, in addition to decreased capitalized labor costs due to the continued transition from upgrade and new connect activities to maintenance and reconnect activities. Other operating costs also increased as a result of cost of sales associated with telephone that were previously paid by Comcast. Despite an increase of approximately 117,400 high-speed Internet customers, high-speed Internet service provider costs decreased due to more favorable per customer charges under an agreement with Insight’s Internet service provider entered into in the third quarter of 2004. However, as the company continues to add high-speed Internet customers, it expects Internet service provider costs to increase.

Selling, general and administrative expenses increased $8.7 million, or 16%, primarily due to increased payroll and payroll related costs, including salary increases for existing employees and increases in health insurance costs. Marketing support funds (recorded as a reduction to selling, general and administrative expenses) decreased over the prior year’s quarter. A decrease in expenses previously allocated to Comcast, under a prior agreement to manage certain Comcast systems, also contributed to the increase in selling, general and administrative expenses. As this agreement was terminated effective July 31, 2004, the period ended June 30, 2005 does not include any of these expense allocations. Some cost savings have been realized upon termination of the management agreement, and the impact of certain of these savings is reflected in programming and other operating costs.

Depreciation and amortization expense increased $1.9 million, or 3%, primarily as a result of additional capital expenditures through June 30, 2005. These expenditures were primarily for network extensions, capitalized payroll, upgrades to headends, telephone equipment and purchases of customer premise equipment, all of which Insight considers necessary in order to continue to maintain and grow its customer base and expand its service offerings. Partially offsetting this increase was a decrease in depreciation expense related to certain assets that have become fully depreciated since June 30, 2004.

As a result of the factors discussed above, Operating Income before Depreciation and Amortization increased $15.5 million, or 15%.

Interest expense increased $5.6 million, or 11%, primarily due to higher interest rates, which averaged 8.1% for the three months ended June 30, 2005 as compared to 7.2% for the three months ended June 30, 2004.

Liquidity and Capital Resources

Insight’s business requires cash for operations, debt service, capital expenditures and acquisitions. The cable television business has substantial ongoing capital requirements for the construction, expansion and maintenance of its broadband networks and provision of new services. In the past, expenditures have been made for various purposes including the upgrade of the existing cable network, and in the future will be made for network extensions, installation of new services, converters and, to a lesser extent, network upgrades. Historically, Insight has been able to meet its cash requirements with cash flow from operations, borrowings under its credit facilities and issuances of private and public debt and equity.

Cash provided by operations for the six months ended June 30, 2005 and 2004 was $143.2 million and $134.4 million. The increase was primarily attributable to increased operating income and the affect of non-cash items partially offset by the timing of cash receipts and payments related to Insight’s working capital accounts.

Cash used in investing activities for the six months ended June 30, 2005 and 2004 was $92.9 million and $82.9 million. The increase was due to amounts spent on capital expenditures primarily for the build out of Insight’s telephone product.

Cash used in financing activities for the six months ended June 30, 2005 and 2004 was $41.8 million and $45.3 million. The decrease was primarily due to the repurchase of senior discount notes in 2004 offset by increased amortization payments of Insight’s credit facility in 2005.

For the six months ended June 30, 2005 and 2004 the company spent $93.5 million and $83.6 million in capital expenditures. These expenditures principally constituted network extensions, upgrades to headends, telephone equipment, purchases of customer premise equipment and capitalized labor, all of which are considered necessary in order to maintain the existing network, to grow the customer base and expand service offerings.

Free Cash Flow for the six months ended June 30, 2005 totaled $49.7 million, compared to $50.8 million for the six months ended June 30, 2004. The decrease was primarily driven by the following:

•	A $9.8 million increase in cash interest expense paid primarily driven by an increase in interest rates;

•	A $5.5 million source of Free Cash Flow for the six months ended June 30, 2005 compared to a $9.4 million source for the six months ended June 30, 2004 from changes in working capital accounts; and

•	A $9.9 million increase in capital expenditures.

The above fluctuations resulted in a $23.6 million decrease in Free Cash Flow and were largely offset by an increase in operating income before depreciation and amortization of $22.5 million.

While Insight expects to continue to use Free Cash Flow to repay its indebtedness, as interest rates continue to increase, it expects interest costs will also be higher.

On July 21, 2005, Insight completed a refinancing of the existing $1.1 billion Term B loan facility under Insight Midwest’s Credit Agreement, which reduced the applicable margins for LIBOR rate borrowings and adjusted the maximum total leverage ratio covenant.

Use of Operating Income before Depreciation and Amortization and Free Cash Flow

Insight utilizes Operating Income before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. Operating Income before Depreciation and Amortization is considered an important indicator of the operational strength of Insight’s businesses and is a component of its annual compensation programs. In addition, Insight’s debt agreements use Operating Income before Depreciation and Amortization, adjusted for certain non-recurring items, in their leverage and other covenant calculations. Insight also uses this measure to determine how it will allocate resources and capital. Insight’s management finds this measure helpful because it captures all of the revenue and ongoing operating expenses of its businesses and therefore provides a means to directly evaluate the ability of the business operations to generate returns and to compare operating capabilities across its businesses. This measure is also used by equity and fixed income research analysts in their reports to investors evaluating Insight’s businesses and other companies in the cable television industry. Insight believes Operating Income before Depreciation and Amortization is useful to investors because it enables them to assess its performance in a manner similar to the methods used by Insight’s management and provides a measure that can be used to analyze, value and compare companies in the cable television industry, which may have different depreciation and amortization policies.

A limitation of Operating Income before Depreciation and Amortization, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Insight’s businesses. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures, investment spending and Free Cash Flow. Management also evaluates the costs of capitalized tangible and intangible assets by analyzing returns provided on the capital dollars deployed. Another limitation of Operating Income before Depreciation and Amortization is that it does not reflect income net of interest expense, which is a significant expense for the company because of the substantial debt it has incurred to acquire cable television systems and finance capital expenditures to upgrade its cable network. Management evaluates the impact of interest expense through other measures including interest expense itself, Free Cash Flow, the returns analysis discussed above and debt service covenant ratios under Insight’s credit facility.

Free Cash Flow is net cash provided by operating activities (as defined by accounting principles generally accepted in the United States) less capital expenditures. Free Cash Flow is considered to be an important indicator of Insight’s liquidity, including its ability to repay indebtedness. Insight believes Free Cash Flow is useful for investors because it enables them to assess Insight’s ability to service its debt and to fund continued growth with internally generated funds in a manner similar to the methods used by Insight’s management, and provides a measure that can be used to analyze, value and compare companies in the cable television industry.

Both Operating Income before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, Operating Income, Net Income and various cash flow measures (e.g., Net Cash Provided by Operating Activities), as well as other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.

Reconciliation of Net Loss to Operating Income before Depreciation and Amortization

The following table reconciles Net Loss to Operating Income before Depreciation and Amortization. In addition, the table provides the components from Net Loss to Operating Income for purposes of the previous discussions.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(in thousands)
Net loss	$728	$7,527	$9,070	$14,344
Income tax benefit (provision)	(125)	167	(250)	311

Loss before income taxes	603	7,694	8,820	14,655
Minority interest income (expense)	(5,227)	841	(3,827)	720

Income (loss) before minority interest and income taxes	(4,624)	8,535	4,993	15,375
Other income (expense):
Other	(543)	4,004	(671)	2,176
Interest income	(761)	(109)	(1,023)	(249)
Interest expense	56,291	50,735	111,008	100,937

Total other expense, net	54,987	54,630	109,314	102,864

Operating income	59,611	46,095	104,321	87,489
Depreciation and amortization	62,809	60,862	125,669	120,021

Operating Income before Depreciation and Amortization	$122,420	$106,957	$229,990	$207,510

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

The following table provides a reconciliation from net cash provided by operating activities to Free Cash Flow. In addition, the table provides the components from net cash provided by operating activities to operating income for purposes of the previous discussions.

	Three Months Ended June 30,			Six Months Ended June 30,
	2005		2004	2005	2004
	(in thousands)
Operating income	$59,611		$46,095	$104,321	$87,489
Depreciation and amortization	62,809		60,862	125,669	120,021

Operating Income before Depreciation and Amortization	122,420		106,957	229,990	207,510
Changes in working capital accounts(1)	(1,151)		(2,180)	5,577	9,387
Cash paid for interest	(54,036	)(2)	(65,451)	(92,118)	(82,315)
Cash paid for taxes	(85)		(74)	(222)	(196)

Net cash provided by operating activities	67,148		39,252	143,227	134,386
Capital expenditures	(54,788)		(39,398)	(93,513)	(83,587)

Free Cash Flow	$12,360		$(146)	$49,714	$50,799

About Insight Communications

Insight Communications (NASDAQ: ICCI) is the 9th largest cable operator in the United States, managing approximately 1.26 million basic customers in the four contiguous states of Illinois, Kentucky, Indiana and Ohio. Insight specializes in offering bundled, state-of-the-art services in mid-sized communities, delivering basic and digital video, high-speed Internet and voice telephony in selected markets to its customers.

# # #

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “expect,” “anticipate” and other expressions that indicate future events and trends identify forward-looking statements. The above forward-looking statements are subject to risks and uncertainties and are subject to change based upon a variety of factors that could cause actual results to differ materially from those Insight Communications anticipates. Factors that could have a material and adverse impact on actual results include history and expectation of future net losses, competition, increasing programming costs, changes in laws and regulations, the substantial debt and the other risk factors described in Insight Communications’ annual report on Form 10-K and other periodic filings. All forward-looking statements in this press release are qualified by reference to the cautionary statements included in Insight Communications’ Form 10-K and such filings.

(1)	Changes in working capital accounts are based on the net cash changes in current assets and current liabilities, excluding charges related to interest and taxes and other non-cash expenses.
(2)	Excludes bond interest payments due April 1, 2005 that were made on March 31, 2005. Had the payments been made on April 1, 2005, Free Cash Flow for the three months ended June 30, 2005 would have been ($6,409). Cash paid for the three months ended June 30, 2005 is lower than for the three months ended June 30, 2004 because it does not include this interest payment.

INSIGHT COMMUNICATIONS COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30, 2005	December 31, 2004
	unaudited
Assets
Cash and cash equivalents	$108,684	$100,144
Investments	5,562	5,053
Trade accounts receivable, net of allowance for doubtful accounts of $1,273 and $1,050 as of June 30, 2005 and December 31, 2004	24,199	31,355
Launch funds receivable	555	2,749

Prepaid expenses and other current assets	20,228	11,343

Total current assets	159,228	150,644

Fixed assets, net	1,127,231	1,154,251
Goodwill	72,430	72,430
Franchise costs	2,361,959	2,361,959
Deferred financing costs, net of accumulated amortization of $21,489 and $18,892 as of June 30, 2005 and December 31, 2004	25,299	27,896
Other non-current assets	2,712	2,692

Total assets	$3,748,859	$3,769,872

Liabilities and stockholders’ equity
Accounts payable	$39,775	$31,886
Accrued expenses and other current liabilities	35,979	40,838
Accrued property taxes	11,662	13,049
Accrued programming costs (inclusive of $38,872 and $36,838 due to related parties as of June 30, 2005 and December 31, 2004)	55,143	51,329
Deferred revenue	6,293	8,996
Interest payable	20,685	20,643
Debt – current portion	83,500	83,500

Total current liabilities	253,037	250,241

Deferred revenue	2,180	2,904
Debt	2,701,246	2,724,063
Other non-current liabilities	1,265	1,331

Minority interest	249,350	245,523

Stockholders’ equity:
Preferred stock; $.01 par value; 100,000,000 shares authorized; no shares issued and outstanding as of June 30, 2005 and December 31, 2004	—	—
Common stock; $.01 par value:
Class A - 300,000,000 shares authorized; 51,783,591 and 50,912,910 shares issued and outstanding as of June 30, 2005 and December 31, 2004	516	509
Class B - 100,000,000 shares authorized; 8,489,454 shares issued and outstanding as of June 30, 2005 and December 31, 2004	85	85
Additional paid-in-capital	827,295	813,853
Accumulated deficit	(269,340)	(260,270)
Deferred stock compensation	(17,225)	(8,689)
Accumulated other comprehensive income	450	322

Total stockholders’ equity	541,781	545,810

Total liabilities and stockholders’ equity	$3,748,859	$3,769,872

INSIGHT COMMUNICATIONS COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenue	$279,311	$250,638	$548,638	$489,394

Operating costs and expenses:
Programming and other operating costs (exclusive of depreciation and amortization) (inclusive of $39,176 and $80,675 and $36,734 and $73,479 of programming expense incurred through related parties during June 30, 2005 and 2004)	93,324	88,844	192,133	176,755
Selling, general and administrative	63,567	54,837	126,515	105,129
Depreciation and amortization	62,809	60,862	125,669	120,021

Total operating costs and expenses	219,700	204,543	444,317	401,905

Operating income	59,611	46,095	104,321	87,489

Other income (expense):
Interest expense	(56,291)	(50,735)	(111,008)	(100,937)
Interest income	761	109	1,023	249
Other income (expense)	543	(4,004)	671	(2,176)

Total other expense, net	(54,987)	(54,630)	(109,314)	(102,864)

Income (loss) before minority interest and income taxes	4,624	(8,535)	(4,993)	(15,375)
Minority interest income (expense)	(5,227)	841	(3,827)	720

Loss before income taxes	(603)	(7,694)	(8,820)	(14,655)
Benefit (provision) for income taxes	(125)	167	(250)	311

Net loss applicable to common stockholders	$(728)	$(7,527)	$(9,070)	$(14,344)

Basic and diluted loss per share attributable to common stockholders	$(.01)	$(.13)	$(.15)	$(.24)
Basic and diluted weighted-average shares outstanding	59,903,572	59,714,013	59,709,081	59,688,141

INSIGHT COMMUNICATIONS COMPANY, INC.

FINANCIAL INFORMATION

(in thousands)

	Q2 2005	Q1 2005	Q2 2004

Customer Relationships	1,315.4	1,327.1	1,324.8

Total Average Monthly Revenue per Customer	$73.64	$70.58	$64.76

Basic Cable
Homes Passed	2,396.4	2,384.4	2,349.7
Basic Cable Customers	1,257.2	1,271.4	1,282.4
Basic Cable Penetration	52.5%	53.3%	54.6%

Cable Revenue	$150,071	$147,632	$145,446
Average Monthly Cable Revenue per Customer	$39.57	$38.69	$37.58

High-Speed Internet (“HSI”)
HSI Homes Passed	2,338.7	2,329.5	2,284.8
HSI Customers	391.3	367.8	273.9
HSI Penetration	16.7%	15.8%	12.0%

HSI Revenue	$46,318	$42,113	$31,095
Average Monthly HSI Revenue per Customer	$12.21	$11.04	$8.03
Average Monthly HSI Revenue per HSI Customer	$40.68	$40.21	$38.97

Digital Cable
Digital Universe	1,210.5	1,224.5	1,231.3
Digital Customers	460.8	459.0	418.2
Digital Cable Penetration	38.1%	37.5%	34.0%

Digital Revenue	$27,838	$26,761	$24,679
Average Monthly Digital Revenue per Customer	$7.34	$7.01	$6.38
Average Monthly Digital Revenue per Digital Customer	$20.18	$19.60	$19.67

Telephone
Telephone Universe (marketable homes)	763.7	761.1	732.7
Telephone Customers	73.5	68.6	61.6
Telephone Penetration (to marketable homes)	9.6%	9.0%	8.4%

Telephone Revenue	$8,387	$7,732	$3,802
Average Monthly Telephone Revenue per Customer	$2.21	$2.03	$.98
Average Monthly Telephone Revenue per Telephone Customer	$39.35	$38.79	NM

Advertising Revenue
Advertising Revenue	$19,749	$16,988	$16,883
Average Monthly Advertising Revenue per Customer	$5.21	$4.45	$4.36

Other Revenue
Other Revenue	$26,948	$28,101	$28,733
Average Monthly Other Revenue per Customer	$7.10	$7.36	$7.43

NM = Not Meaningful

INSIGHT COMMUNICATIONS COMPANY, INC.

NCTA STANDARD REPORTING CATEGORIES

CAPITAL EXPENDITURES

(unaudited)

(in thousands)

Insight Consolidated	Q2 2005 Actual	YTD Q2 Actual	2004 FY
Customer Premise Equipment	$26,830	$45,078	$95,311
Scaleable Infrastructure	7,206	11,429	14,920
Line Extensions	5,774	11,223	25,168
Upgrade/Rebuild	5,525	9,265	13,616
Support Capital	9,453	16,518	25,081

Total Insight Consolidated	$54,788	$93,513	$174,096